UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GUIDANCE SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2016

YOUR VOTE IS IMPORTANT

PLEASE VOTE THE ENCLOSED WHITE PROXY TODAY

Dear Fellow Stockholders,

We are asking stockholders of Guidance Software to vote their proxy FOR the six existing members of your Board of Directors at the Annual Stockholders Meeting on May 11, 2016.

Your vote today on the enclosed WHITE PROXY CARD will be a vote for sustaining Guidance Software’s positive momentum under an independent Board.

Under our current Board and management team, Guidance has:

•                 Refined and focused its business strategy and growth plans to better drive stockholder value.

•                 Positioned Guidance for growth – and delivered the first 1Q revenue growth in years after launching strategies that target high-opportunity cybersecurity markets.

•                 Strengthened its Board with highly qualified independent directors.

Your Choice is Clear:

Known Board & Management	In Our View, What to Expect from Mr. McCreight & His Unproven Slate

✓ New strategic growth plan	– Stagnant to declining revenue
✓ New software releases	– Delayed product launches
✓ Focusing on what customers want	– Active disdain for customers
✓ Revenue growth, new-customer wins	– Dysfunctional management style
✓ Proven new leadership	– No new drivers of share price growth
✓ Share price recovery

Our turnaround initiatives, launched late in 2015,

are delivering encouraging growth for the first time in years.

Others Have Begun to Notice.

“[Guidance Software] is in the middle of a significant rebuild where the relatively new CEO is repositioning the Company from a vendor of computer forensics and eDiscovery software to a provider of specialized security solutions.”

-                   Mark Schappel of Benchmark Securities, February 2016

“Conversations with representatives from GUID, partners and competitors leave us convinced that the Company remains relevant in an environment where data breaches are the norm, and the ability to rapidly identify and respond to incidents is of paramount importance. New sales leadership is moving quickly to establish strong channel relationships, and the launch of EnForce Risk Manager next quarter should provide incremental revenue opportunities.”

-                   Kevin Liu of B. Riley & Co., March 2016

Our new-customer wins are compelling proof points. They include Staples, Lufthansa, Aramco and T-Mobile USA – as well as notable new wins in Europe, the Middle East and Africa. These important customers have purchased our products or expanded their contracts with us over the last six months.

These Charts Speak for Themselves:

Under Mr. McCreight’s Leadership …	Under Existing Board, Management:
Turnaround in 1Q Revenue Growth

Under Shawn McCreight’s leadership, when he was Chairman, CTO and participated in all strategic decisions, GUID revenues and stockholder value declined for years. In spite of the costly distraction of this proxy fight, new management has continued to move our turnaround forward, and GUID has outperformed its peers in the year since the arrival of new CEO Patrick Dennis.

What’s more, GUID recently reported its first 1Q revenue growth in three years, as illustrated in the chart on the right. GUID delivered revenue growth ahead of analysts’ consensus expectations.

Leading the Way Forward: A Qualified New Management Team, and a Quality Board, With Independence

We are asking you to cast your vote for the existing Board members. We believe they bring the right mix of skills and experience to guide the Company in this evolving landscape. The nominees on the WHITE CARD include a balance of new and long-serving Directors; we believe those nominees have the expertise Guidance needs: public-Company management, public-board experience, stockholder relations and governance, customer perspective, M&A, cyber operations, technology, finance, corporate development and, of course, software.

This Board has ensured strong governance practices are in place at Guidance –including an annually elected Board, separate Chairman and CEO roles, a clawback policy for executives, and meaningful stockholding guidelines for directors and executives. What’s more, our Directors have acted according to these strong governance policies, taking decisive action to protect the best interests of all stockholders.

There could be no more powerful evidence of the independence and commitment to shareholder value than your independent directors’ action to release Mr. McCreight, despite his role as Company founder and major stockholder, when the Board came to believe that both his business decisions and his workplace behavior were destroying shareholder value.

Our refreshed Board and new management team should be given the time to execute on the substantial opportunities before them, pursuing the plan put in place less than a year ago.

Don’t let Mr. McCreight confuse the issue!

We believe this proxy fight is about one thing only for Mr. McCreight—a plan to re-entrench himself in a role that, we believe, when previously held by Mr. McCreight, led to revenue decline and stock price erosion. Should Mr. McCreight seize control again, your Board believes shareholder value is at significant risk as a result of his failings as a leader, manager and business strategist.

We urge you not to vote for Mr. McCreight and his plan to reassert control of the Board without paying a premium –and with no new or persuasive ideas on how to grow the business.

In reaching the conclusion that Mr. McCreight’s workplace behavior as well as his business decisions were destroying shareholder value, the independent directors followed a careful and thorough process. In our letter to stockholders filed with the SEC on April 4, 2016, we pointed to Mr. McCreight’s conduct which, among other things, led to the termination of his employment. The Board determined, in 2015, that employee allegations against Mr. McCreight were consistent with past inappropriate conduct by Mr. McCreight which had been reported as early as 2007 and resulted in a substantial cash settlement to an ex-employee. In 2007, Mr. McCreight and another Company employee were accused of wrongful termination and retaliation based upon gender. The arbitration decision in that matter described Mr. McCreight’s behavior as “reprehensible.” Though this was the only such cash settlement during Mr. McCreight’s tenure, we were and remain deeply concerned about other employee complaints relating to Mr. McCreight’s leadership, and are providing this further detail to aid stockholders in making a decision about this proxy matter.

An additional, important note: Lately, Mr. McCreight has dangled the prospect of a sale of the Company before stockholders, saying he’d put the Company up for sale if his slate is elected. Not once during Mr. McCreight’s tenure on Guidance’s Board of Directors did he dedicate resources to -- or ask for -- an exploration of a sale. Why is Mr. McCreight suddenly raising this issue after years of insisting on independence? And how can Mr. McCreight “promise” to sell the Company without the risk of selling well below the Company’s inherent value?

Your current Board is fully committed to the best path that maximizes stockholder value. After Mr. McCreight’s departure from the Board, your current Board established a Mergers & Acquisitions committee that continues to assess acquisitions, divestitures and/or sale of the entire company. Your Board is committed to executing on the right strategies to maximize value for our shareholders – but not jumping on the low-ball price offers we believe Mr. McCreight would have to pursue under his “strategy.”  In our view, the only person that stands to gain from a quick sale is Mr. McCreight.

Whom do you trust to maximize your value: A 30-percent founding shareholder who seeks re-entrenchment as he implements his failed plan – or an independent Board that has demonstrated it is able to drive the business forward and is willing to make the tough choices?

Don’t let Mr. McCreight derail our progress. Guidance is executing its new strategies, which have been in place less than a year and, in the first quarter 2016, delivered positive momentum. Now is the time for what Guidance has been investing toward: sustainable growth and the creation of stockholder value. Guidance Software’s existing Board – with a new Chairman, and four new members since 2015, three of whom had Mr. McCreight’s approval – has the right skills and experience to help sustain our turnaround.

Your vote for the current Board of Directors on the WHITE card is a vote to continue our progress. Your vote is important – no matter how many shares you own.

Please vote the enclosed white proxy card today.

Guidance Software is seeking your vote FOR the SIX highly qualified and experienced Guidance Software director nominees: Reynolds C. Bish, Max Carnecchia, Patrick Dennis, Wade W. Loo, Christopher Poole and Robert G. van Schoonenberg. These incumbent nominees are committed to acting in your best interest and leading Guidance Software into the future. Your vote is critical to ensure Guidance Software can continue its strategic transformation, create near-term value and drive even higher returns over the long-term for all stockholders.

Whether or not you plan to attend Guidance Software’s Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. The Company urges you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. For your convenience, telephone and internet voting is available by simply following the instructions on the enclosed form of proxy.

We invite you to share in this exciting opportunity—and to carefully watch our progress during the year ahead. We appreciate your continued support.

Sincerely,

Board of Directors

Participants in the Solicitation

Guidance and its directors, executive officers and other employees and persons may be deemed to be “participants” in the solicitations of proxies from Guidance’s stockholders in connection with the upcoming annual meeting of the Company’s stockholders (the “Annual Meeting”). Guidance has filed a proxy statement with the SEC (the “2016 Proxy Statement”) with the Securities Exchange Commission (the “SEC”) on March 30, 2016 in connection with the solicitation of proxies for the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Guidance’s stockholders in connection with the Proposals and their respective interests in Guidance by security holdings or otherwise is set forth in Guidance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016 (the “Annual Report”) and is also included in the 2016 Proxy Statement and other materials filed with the SEC. To the extent holdings of Guidance’s securities have changed since the amounts printed in the Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Important Additional Information and Where to Find It

Promptly after filing its definitive 2016 Proxy Statement with the SEC, Guidance mailed the definitive 2016 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, GUIDANCE’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GUIDANCE WILL FILE WITH THE SEC WHEN THEY BECOMES AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Guidance with the SEC in connection with the Annual Meeting at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Guidance’s website at http://investors.guidancesoftware.com/.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this communication involve risks and uncertainties that could cause actual results to differ materially from current expectations. There can be no assurance that demand for Guidance’s products will continue at current or greater levels, that new products will be successful, or that Guidance will continue to grow revenues, or be profitable. There are also risks that Guidance’s pursuit of providing network security and e-discovery technology might not be successful, or that if successful, it will not materially enhance Guidance’s financial performance; that Guidance could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact Guidance’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance’s periodic reports and registration statements filed with the Securities and Exchange Commission. Guidance specifically disclaims any responsibility for updating these forward-looking statements.

If you have any questions, require assistance with voting your WHITE  proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

guid@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885